Exhibit 99.1

P R E S S A N N O U N C E M E N T

Investor Contact:	Press Contact:
Brian Flanagan	Rick Lacroix
Progress Software	Progress Software
+1 781 280 4817	+1 781 280 4604
flanagan@progress.com	rlacroix@progress.com

Progress Software Announces Preliminary Financial Results for Fiscal Q1 2014

Bedford, MA - March 6, 2014 - Progress Software Corporation (NASDAQ: PRGS), a global software company that simplifies and enables the development, deployment and management of business applications, announced today that its preliminary revenue and non-GAAP earnings per share for the fiscal first quarter ending February 28, 2014 are lower than guidance.

Based on preliminary financial data, Progress expects fiscal first quarter revenue to be between $74 million and $75 million and non-GAAP diluted earnings per share to be between $0.27 and $0.28. Progress expects GAAP earnings per share to be between $0.21 and $0.22. Non-GAAP earnings per share excludes the amortization of acquired intangibles, stock-based compensation, acquisition related expenses and restructuring expenses. These preliminary financial results are subject to revision until the Company reports its full fiscal first quarter results on March 27, 2014.

On January 9, 2014, Progress provided guidance for the first quarter of fiscal 2014 of revenue between $80 million and $82 million, non-GAAP diluted earnings per share between $0.29 and $0.31 and GAAP diluted earnings per share between $0.19 and $0.21.

Phil Pead, President and Chief Executive Officer of Progress Software, said: "Revenue this quarter fell short of our expectations, primarily due to lower license sales where the timing of deal closures shifted out of the first quarter. While we are disappointed with our execution in the first quarter, we remain confident in our strategy and the value our products provide to our partners and customers”.

Progress to Host Second Quarter Conference Call on March 27, 2014

The Company will release full results for its fiscal first quarter ended February 28, 2014 after the market close on Thursday, March 27, 2014. Details regarding the call will follow in a press release to be issued prior to the call.

Note Regarding Forward-Looking Statements

This press release contains estimates for the first quarter and forward-looking statements. Actual results may differ from those indicated as a result of finalization of first quarter financial statements as well as other risks and uncertainties, including those described from time to time in reports filed by Progress Software with the Securities and Exchange Commission. Progress Software undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the Company's filings with the Securities and Exchange Commission.

Progress Software Corporation

Progress Software Corporation (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership. Progress Software can be reached at www.progress.com or 1-781-280-4000.

Progress is a trademark or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.

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